EXHIBIT 99.1
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              CLINICAL DATA REPORTS RECORD FISCAL YEAR 2005 RESULTS


NEWTON, Mass.--(BUSINESS WIRE)--June 24, 2005--Clinical Data, Inc. (NASDAQ:CLDA
- News) announced today consolidated revenues and earnings for its fiscal year and fourth quarter ended March 31, 2005. Revenues for fiscal year 2005 were $56.4 million as compared to $52.5 million in the previous year. The Company reported net income of $3,395,000 or $0.77 per share for fiscal 2005 as compared to net income of $2,171,000 and net income applicable to common stockholders of $1,646,000 or $0.60 per share for fiscal 2004. There were 4.4 million shares outstanding at the close of the year.

Revenues for the fourth quarter ended March 31, 2005 were $12.7 million as compared to $15.7 million for the same period a year ago. The Company reported net income of $197,000 or $0.04 per share for the three months ended March 31, 2005 as compared to $1,443,000 and net income applicable to common stockholders of $1,410,000 for the three months ended March 31, 2004, or $0.33 per share for the fourth quarter of fiscal 2004.


Israel M. Stein, M.D., President and CEO of Clinical Data commented, "We are pleased to report record revenues and earnings for fiscal year 2005. Also noteworthy, is that we have begun shipment of the new Envoy random-access, clinical chemistry analyzer and have started field trials of the new Selectra Junior, both of whose introductions had been delayed."


Dr. Stein continued, "In comparing fourth quarter revenues of fiscal 2005 with fiscal 2004, the decrease in revenue for this year's quarter is primarily attributable to the normalizing of the ordering pattern of instruments at Vital Scientific, our Dutch subsidiary. With the introduction of a new OEM product last year, the fourth quarter of fiscal 2004 and first quarter of 2005 were characterized by significant orders by a major customer. Internationally, during the fourth quarter of this year, the strengthening of the Euro impacted sales and necessitated price discounting to maintain unit production which affected the bottom line. During the last quarter and in the current quarter domestically, end-of-life products have been sold at reduced prices and margins also impacting our performance. In addition, the launch of new products for the hematology market, scheduled for introduction later this year, has resulted in increased expenses affecting profitability."


Dr. Stein also noted, "On June 21, 2005, we announced our agreement to acquire Genaissance Pharmaceuticals of New Haven, CT in an all-stock transaction valued at approximately $56 million. Genaissance is a strong strategic fit, enabling us to enter the molecular diagnostics market and the exciting new field of personalized medicine. Genaissance currently has two clinically relevant molecular diagnostic tests available commercially and additional developmental opportunities in the neurological and cardiovascular areas. We strongly believe the benefits of genetically targeted therapy will become essential to disease prevention and treatment."


Clinical Data, Inc., through its domestic and foreign subsidiaries, focuses on the needs of physician's offices and smaller clinical laboratories. The Company provides a complete range of products and consulting services to the growing physician office laboratory market and offers blood chemistry instrumentation and diagnostic assays to clinics and small hospitals throughout the world.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995


This press release contains certain forward-looking information about Clinical Data that are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as "expect(s)", "feel(s)", "believe(s)", "will", "may", "anticipate(s)" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to statements regarding: our ability to successfully integrate the operations, business and technology of Genaissance Pharmaceuticals; our ability to expand our long-term business opportunities; our ability to successful introduce our new products; financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; the expected benefits and opportunities of pharmacogenomics and personalized medicine; general economic downturns; and other risks contained in our various SEC reports, including but not limited to our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005, and the 2004 and 2005 quarterly Form 10-QSB filings,. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                      Clinical Data, Inc. and subsidiaries

                      CONSOLIDATED STATEMENT OF OPERATIONS

                   For the Years Ended March 31, 2005 and 2004
                    (in thousands, except for per share data)


                                      For the                  For the
                                 Three Months Ended           Year Ended
                                 ------------------       ------------------
                                 03/31/05  03/31/04       03/31/05  03/31/04
                                 --------  --------       --------  --------

Revenues                         $ 12,740  $ 15,739       $ 56,400  $ 52,520

Income from operations           $    349  $  1,465       $  5,564  $  2,617

Net Income                       $    197  $  1,410       $  3,395  $  1,647

Basic net income  per share      $  0.04   $  0.33(a)     $  0.77   $  0.60(b)

Diluted net income per share     $  0.04   $  0.32(c)     $  0.75   $  0.51(d)

Basic Weighted Average
 Common Shares Outstanding          4,395     4,284          4,389     2,746

Diluted Weighted Average
 Common Shares Outstanding          4,506     4,503          4,507     4,265


(a) The earnings per share figure reflects the assumed preferred stock dividend of $33,000 or $0.01 per basic common share. As of January 12, 2004, all of the preferred stock had been converted to common stock, relieving the Company of any obligation to pay the preferred dividend. For a further explanation see Form 10-KSB as filed on June 24, 2005.

(b) The earnings per share figure reflects the assumed preferred stock dividend of $525,000 or $0.19 per basic common share. As of January 12, 2004, all of the preferred stock had been converted to common stock, relieving the Company of any obligation to pay the preferred dividend. For a further explanation see Form 10-KSB as filed on June 24, 2005.

(c) The diluted earnings per share figure does not reflect the assumed preferred stock dividend of $33,000 because as of January 12, 2004, all of the preferred stock had been converted to common stock and is thus in the basic weighted average common shares outstanding. For a further explanation see Form 10-KSB as filed on June 24, 2005.

(d) The diluted earnings per share figure does not reflect the assumed preferred stock dividend of $525,000 because as of January 12, 2004, all of the preferred stock had been converted to common stock and is thus in the basic weighted average common shares outstanding. For a further explanation see Form 10-KSB as filed on June 24, 2005.

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CONTACT:
     Clinical Data, Inc.
     Mark D. Shooman, 617-527-9933  Ext. 41
     Sr. Vice President and Chief Financial Officer
     Internet Website: www.clda.com